Exhibit 99.1

News Release				JBT Corporation 70 W. Madison Suite 4400
For Release: Immediate

	Investors & Media: Media:	Debarshi Sengupta	+1 312 861 6933

JBT Corporation Reports Strong Performance in the Second Quarter of 2015 and Raises Low End of 2015 Earnings Guidance

Highlights:

o	Revenue of $255 million, up 3 percent from prior-year period, or up 11 percent on a constant currency basis

o	Segment operating profit of $30.8 million, up 8 percent, or up 20 percent on a constant currency basis

o	Diluted earnings per share from continuing operations of $0.48 vs. $0.38 and adjusted diluted earnings per share from continuing operations of $0.45 in the prior-year period

o	Inbound orders increased 15 percent year over year, or up 23 percent on a constant currency basis

o

Raised low end of full-year 2015 earnings per share guidance to $1.70, for a revised range of $1.70 - $1.80 compared to prior guidance of $1.65 - $1.80, while absorbing $0.05 per share of acquisition-related dilutive impact in the back half of 2015

CHICAGO, July 27, 2015—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported results for the second quarter of 2015.

Revenue for the second quarter of 2015 was $254.6 million, an increase of 2.8 percent from the second quarter of 2014. On a constant currency basis, revenue increased 10.8 percent year over year. Segment operating profit increased 8.5 percent, or 19.6 percent on a constant currency basis, with margin expansion at both FoodTech and AeroTech. Corporate expense for the quarter was $7.6 million compared to $8.9 million in the year-ago period. In the second quarter of 2014, corporate expense included management succession and consulting costs of $2.1 million.

Diluted earnings per share from continuing operations was $0.48 versus $0.38 in the prior-year period. Excluding restructuring charges of $1.0 million and the aforementioned management succession and consulting costs, adjusted diluted earnings per share from continuing operations was $0.45 in the prior-year period.

The Company announced the signing of a definitive agreement to acquire the shares of Stork Food & Dairy Systems B.V. on July 17, 2015. The purchase price will be €47 million, before customary post-closing adjustments. Stork Food & Dairy Systems is a leading provider of integrated aseptic processing / sterilization and filling systems to the beverage and food processing industries. The transaction is expected to close in the third quarter of 2015 and be accretive to earnings in 2016.

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“JBT delivered another good quarter, with healthy inbound orders and continued progress on our Next Level initiatives,” said Tom Giacomini, Chairman, President and Chief Executive Officer. “In July, we announced an agreement to acquire Stork Food & Dairy Systems, an addition that significantly enhances JBT’s Liquid Foods business.”

Orders and Backlog

In the second quarter of 2015, inbound orders of $241.6 million increased 14.6 percent and backlog grew 6.6 percent from the prior-year period. On a constant currency basis, inbound orders increased 23.2 percent.

2015 Outlook

The Company has increased its full-year revenue growth projection to approximately 7 percent. This outlook reflects organic and acquisition growth of 5 and 7 percent, respectively, and a headwind from foreign currency translation of 5 percent. Segment operating profit margin for the full year 2015 is expected to improve 50 to 75 basis points from the 10.4 percent achieved in 2014, including transaction costs and purchase price accounting associated with the acquisition of Stork Food & Dairy Systems.

The Company has raised the low end of its 2015 earnings guidance and projects full year diluted earnings per share in the range of $1.70 - $1.80, compared to previous guidance of $1.65 - $1.80, while absorbing approximately $0.05 per share dilutive impact of the acquisition.

Second Quarter 2015 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. EDT on Tuesday, July 28, 2015 to discuss second quarter 2015 financial results. Participants may access the conference call by dialing (877) 235-3250 in the U.S. and Canada or (706) 643-5005 for international callers and using conference ID 73608959, or through the Investor Relations link on our website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. EDT on July 28, 2015.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its FoodTech segment and for domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 3,600 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2014 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

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JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenue	$254.6	$247.6	$479.6	$445.6
Cost of sales	181.9	179.3	343.9	325.3

Gross profit	72.7	68.3	135.7	120.3

Selling, general and administrative expense	45.1	44.9	91.0	88.5
Research and development expense	4.3	3.7	8.0	7.2
Restructuring expense	-	1.0	-	11.2
Other (income) expense, net	0.1	0.2	(0.2)	0.1

Operating income	23.2	18.5	36.9	13.3

Net interest expense	2.0	1.5	3.8	2.8
Income from continuing operations before income taxes	21.2	17.0	33.1	10.5
Provision for income taxes	6.8	5.6	10.7	3.8
Income from continuing operations	14.4	11.4	22.4	6.7
Loss from discontinued operations, net of taxes	-	-	-	0.1
Net income	$14.4	$11.4	$22.4	$6.6

Basic earnings per share:
Income from continuing operations	$0.49	$0.39	$0.76	$0.23
Loss from discontinued operations	-	-	-	-
Net income	$0.49	$0.39	$0.76	$0.23

Diluted earnings per share:
Income from continuing operations	$0.48	$0.38	$0.75	$0.23
Loss from discontinued operations	-	-	-	(0.01)
Net income	$0.48	$0.38	$0.75	$0.22

Weighted average shares outstanding
Basic	29.5	29.5	29.5	29.5
Diluted	29.8	29.8	29.8	29.8

JBT CORPORATION

NON-GAAP FINANCIAL MEASURES

The results for the three and six months ended June 30, 2015 and 2014 include several items that affect the comparability of our results. These include significant expenses that are not indicative of our on-going operations as detailed in the table below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2015	2014	2015	2014

Income from continuing operations as reported	$14.4	$11.4	$22.4	$6.7

Non-GAAP adjustments:
Restructuring expense	-	1.0	-	11.2
Management succession costs	-	1.1	-	2.6
Strategy and pricing consulting	-	1.0	-	1.9

Impact on tax provision from Non-GAAP adjustments	-	(1.1)	-	(4.8)

Adjusted income from continuing operations	$14.4	$13.4	$22.4	$17.6

(In millions, except EPS)

Income from continuing operations as reported	14.4	11.4	22.4	6.7
Total shares and dilutive securities	29.8	29.8	29.8	29.8
Diluted earnings per share from continuing operations	$0.48	$0.38	$0.75	$0.23

Adjusted income from continuing operations	14.4	13.4	22.4	17.6
Total shares and dilutive securities	29.8	29.8	29.8	29.8
Adjusted diluted earnings per share from continuing operations	$0.48	$0.45	$0.75	$0.59

The above table contains non-GAAP financial measures, including adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations. Adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations are intended to provide an indication of our underlying ongoing operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating Company performance and for the planning and forecasting of future periods. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION

NON-GAAP FINANCIAL MEASURES

The tables below show a calculation of EBITDA and adjusted EBITDA by segment and consolidated for JBT.

For the three months ended June 30, 2015:
(In millions)	Operating income	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$22.5	$5.9	$28.4	$-	$28.4
JBT AeroTech	8.3	0.5	8.8	-	8.8
Corporate expense	(7.6)	0.4	(7.2)	-	(7.2)
Restructuring expense	-	-	-	-	-
Total	$23.2	$6.8	$30.0	$-	$30.0

For the three months ended June 30, 2014:
(In millions)	Operating income	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$23.1	$5.2	$28.3	$-	$28.3
JBT AeroTech	5.3	0.4	5.7	-	5.7
Corporate expense	(8.9)	0.4	(8.5)	2.1	(6.4)
Restructuring expense	(1.0)	-	(1.0)	1.0	-
Total	$18.5	$6.0	$24.5	$3.1	$27.6

For the six months ended June 30, 2015:
(In millions)	Operating income	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$35.6	$11.8	$47.4	$-	$47.4
JBT AeroTech	16.7	1.0	17.7	-	17.7
Corporate expense	(15.4)	0.8	(14.6)	-	(14.6)
Restructuring expense	-	-	-	-	-
Total	$36.9	$13.6	$50.5	$-	$50.5

For the six months ended June 30, 2014:
(In millions)	Operating income	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$34.9	$10.1	$45.0	$-	$45.0
JBT AeroTech	7.6	0.9	8.5	-	8.5
Corporate expense	(18.0)	0.6	(17.4)	4.5	(12.9)
Restructuring expense	(11.2)	-	(11.2)	11.2	-
Total	$13.3	$11.6	$24.9	$15.7	$40.6

The tables above provide our operating income (loss) as adjusted by depreciation and amortization expense booked during the period to arrive at a segmental and consolidated EBITDA value. Further, we add back to EBITDA significant expenses that are not indicative of our ongoing operations to calculate an adjusted EBITDA for the two periods reported. Given the Company’s Next Level focus on growth through strategic acquisitions, management considers adjusted EBITDA to be an important non-GAAP measure. This measure allows us to monitor business performance while excluding the impact of amortization due to the step up in value of intangible assets. We use adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue
JBT FoodTech	$163.9	$173.5	$303.1	$309.0
JBT AeroTech	90.8	74.1	177.0	136.8
Intercompany eliminations	(0.1)	-	(0.5)	(0.2)
Total revenue	$254.6	$247.6	$479.6	$445.6

Income before income taxes
Segment operating profit
JBT FoodTech	$22.5	$23.1	$35.6	$34.9
JBT AeroTech	8.3	5.3	16.7	7.6
Total segment operating profit	30.8	28.4	52.3	42.5

Corporate expense (1)	(7.6)	(8.9)	(15.4)	(18.0)
Restructuring expense	-	(1.0)	-	(11.2)

Operating income	$23.2	$18.5	$36.9	$13.3

Other business segment information

Adjusted EBITDA
JBT FoodTech	$28.4	$28.3	$47.4	$45.0
JBT AeroTech	8.8	5.7	17.7	8.5
Corporate	(7.2)	(6.4)	(14.6)	(12.9)
Total Adjusted EBITDA	$30.0	$27.6	$50.5	$40.6

Inbound Orders
JBT FoodTech	$146.0	$139.9	$352.1	$300.5
JBT AeroTech	95.6	71.0	195.9	171.5
Intercompany eliminations	-	-	(0.5)	(0.2)
Total inbound orders	$241.6	$210.9	$547.5	$471.8

	June 30,
	2015	2014
Order Backlog
JBT FoodTech	$242.6	$203.3
JBT AeroTech	184.9	197.7
Total order backlog	$427.5	$401.0

(1) Corporate expense includes corporate staff-related expense, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in millions)

	June 30,	December 31,
	2015	2014

Cash and cash equivalents	$19.9	$33.3
Trade receivables, net	164.9	176.2
Inventories	121.7	111.8
Other current assets	63.8	66.6
Total current assets	370.3	387.9

Property, plant and equipment, net	150.7	147.6
Other assets	150.6	162.3
Total assets	$671.6	$697.8

Short term debt and current portion of long-term debt	$3.2	$4.2
Accounts payable, trade and other	95.6	89.5
Advance payments and progress billings	100.2	86.2
Other current liabilities	88.6	106.5
Total current liabilities	287.6	286.4

Long-term debt, less current portion	154.3	173.8
Accrued pension and other postretirement benefits, less current portion	81.9	93.1
Other liabilities	23.5	25.3

Common stock and paid-in capital	66.5	69.9
Retained earnings	183.3	166.4
Accumulated other comprehensive loss	(125.5)	(117.1)
Total stockholders' equity	124.3	119.2
Total liabilities and stockholders' equity	$671.6	$697.8

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended
	June 30,
	2015	2014

Cash Flows From Operating Activities:
Income from continuing operations	$22.4	$6.7

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	13.6	11.6
Other	5.2	6.9

Changes in operating assets and liabilities:
Trade accounts receivable, net	8.9	28.4
Inventories	(13.6)	(24.0)
Accounts payable, trade and other	8.9	(0.7)
Advance payments and progress billings	17.0	(3.9)
Other - assets and liabilities, net	(22.6)	(4.7)

Cash provided by continuing operating activities	39.8	20.3

Cash required by discontinued operating activities	(0.1)	(0.3)

Cash Flows Required by Investing Activities:
Acquisitions, net of cash acquired	-	(1.7)
Capital expenditures	(19.4)	(17.1)
Other	2.8	1.1

Cash required by investing activities	(16.6)	(17.7)

Cash Flows Provided (Required) by Financing Activities:
Net proceeds (payments) on credit facilities	(19.6)	40.6
Dividends paid	(5.6)	(5.5)
Purchase of stock held in treasury	(4.1)	-
Other	(2.6)	(1.7)

Cash provided (required) by financing activities	(31.9)	33.4

Effect of foreign exchange rate changes on cash and cash equivalents	(4.6)	(1.4)

Increase (decrease) in cash and cash equivalents	(13.4)	34.3

Cash and cash equivalents, beginning of period	33.3	29.4

Cash and cash equivalents, end of period	$19.9	$63.7